Exhibit 10.24

Version Rev. A: 10/7/02

Sublease

1630 D Spartanburg HWY
Hendersonville, NC 28792

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is made and entered into as of _________________, ____ by and between BellSouth Personal Communications, LLC, a Delaware limited liability company, d.b.a. Cingular Wireless (“Sublandlord”), and BBI Computer Solutions, Inc. (“Subtenant”).

Sublandlord is the Tenant of approximately One Thousand. two hundred (1,200) square feet (the "Premises") under that certain Lease dated August 1, 2000 by and between Sublandlord, as Tenant, and Gosnell Properties as Landlord of the Property located at 1630 D Spartanburg HWY and commonly known as Hendersonville Retail" (the "Master Lease"), attached hereto as Exhibit “B”.

By Authorized Agency Agreement ("Dealer Agreement") dated as of April 10. 2001, Subtenant is an authorized cellular service dealer of Sub landlord.]

Subtenant desires to sublease approximately 1,200 square feet from Sublandlord (the "Sublet Premises") as outlined in red on Exhibit "A" attached hereto. The Sublet Premises represents approximately one hundred percent (100%) of the Sublandlord’s leased Premises at the above location

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises contained in this Sublease, the parties hereby agree as follows:

1. Sublease of Sublet Premises. Sub landlord hereby subleases to Subtenant and Subtenant hereby hires from Sub landlord the Sublet Premises for the rent hereinafter provided and subject to the terms and conditions of this Sublease and the Master Lease.

2. Provisions Constituting Sublease. This Sublease is subject to and subordinate to all the terms and conditions of the Master Lease (a copy of which is attached hereto as Exhibit" B") and to the matters to which the Master Lease is subordinate, to the extent not inconsistent with the provisions of this Sublease. As pertains to the Sublet Premises, the provisions of the Master Lease are incorporated herein by reference with the same force and effect as if they were fully set forth herein. but specifically excluding the following Paragraphs or Sections: Section 1 and Section 8. Notwithstanding the foregoing, any inconsistencies between the terms of this Sublease and the Master Lease which shall result from the foregoing incorporation shall be resolved in favor of this Sublease, provided, however. that if construction of terms would cause Sub landlord to be in default under the terms of the Master Lease, then any inconsistency shall be resolved in favor of the Master Lease. As pertains to the Sublet Premises, Subtenant does hereby assume and does hereby agree to perform Sublandlord's obligations, as Tenant under the Master Lease. Each reference in the Master Lease to "Landlord" and "Tenant" shall be read as referring to "Sublandlord” and "Subtenant", respectively, in this regard. In the event of the termination of Sublandlord's interest as Tenant under the Master Lease for any reason, then this Sublease shall terminate without liability of Sublandlord to Subtenant. Subtenant shall in no event have any rights under this Sublease greater than Sublandlord's rights as tenant under the Master Lease.

3. Term. The term of this Sublease shall commence on November 1, 2002 and shall terminate on July 31, 2003, but in no case shall the term of this Sublease extend beyond the date which is thirty (30) days prior to the termination or expiration of the current Master Lease term. If the Dealer Agreement is terminated for any reason, then Sublandlord may. at Sublandlord's option, terminate this Sublease effective the date the Dealer Agreement terminates.

4. Rent. Subtenant shall pay Sublandlord in consideration of the Sublease at the address set forth below a base rent, additional rent, and all other charges and fees due and payable by Sub landlord as Tenant under the Master Lease. The current base rent due is Eight Hundred-seventy-five dollars and zero cents ($875.00 ) per month. The current additional rent is Zero ($0) per month. The current total monthly obligation due is Eight hundred-seventy-five dollars and zero cents ($ 875.00) during the term hereof, payable in advance on the first day of each month beginning on November 1, 2002. Sublandlord makes no representation or warranty to the accuracy of the foregoing numbers. In the event of a discrepancy between the amount due under the Master Lease and the amount set forth above or in any billing statement from Sublandlord, the Master Lease shall control. Any base rent payments, additional rents. or other sums due under this Sublease which are received by Sub landlord after the due date shall each be assessed Ii late payment fee equal to the amount of late payment fee imposed under the Master Lease for the month first due and for each month thereafter until paid, payable by Subtenant as additional rent. Such late payment fee shall be due as liquidated damages and not as a penalty, the parties agreeing that it is difficult if not impossible to ascertain Sublandlord's damages in the event of late payment.

In addition, simultaneously with the execution and delivery of this Sublease, the Subtenant shall deliver to Sublandlord a cashier's check in the amount of N/A ($0), which represents full payment to Sublandlord for any existing tenant improvements, furniture & fixtures located at the Sublet Premises and owned by Sublandlord (the "Tenant Improvements"), as provided in Section 11.B, hereinbelow.

Payments to Sublandlord shall be made to the following address or such other address as Sublandlord may from time to time designate in writing:

BellSouth Mobility, LLC
c/o Cingular Wireless
P. O. Box 9089
Downers Grove, IL 60515
Reference No.: BSNC2452

5. Security Deposit, and Advance. Simultaneous with the execution and delivery of this Sublease, the Subtenant shall deliver to Sublandlord a cashier's check in the amount of Eight hundred seventy-five dollars and zero cents ($875.00), which represents the first month's rent, and the sum of Eight hundred seventy five dollars and zero cents ($875.00) which represents a security deposit which shall be refunded by Sublandlord within thirty (30) days after expiration of this Sublease if Subtenant has not defaulted hereunder. Unless required to hold the security deposit in an interest bearing account, Sub landlord shall hold the security deposit in a non-interest bearing account or co-mingled with its general funds. Sub landlord may apply the security deposit to any amount past due under this Sublease including amounts required to reimburse Sublandlord for costs and expenses, including reasonable attorney's fees, incurred by Sublandlord in enforcing this Sublease or curing any default by Subtenant under this Sublease. Application of the security deposit shall not serve to relieve Subtenant from its obligation to perform under this Sublease or serve to cure the default. Upon demand, Subtenant agrees to pay to Sublandlord an amount necessary to restore the amount of any security deposit previously applied by Sublandlord under this section.

6. Insurance. Subtenant shall throughout the term maintain in force a policy of insurance in the form and amounts and for the purposes as set forth in the Master Lease, which shall include without limitation the coverage of its personal property; and Subtenant shall indemnify Sublandlord and Landlord from liabilities to third parties for personal injury, death and damage to tangible property resulting from Subtenant's negligence or willful conduct, and in accordance with all such provisions of the Master Lease. Subtenant shall. be responsible for any increase to Sublandlord's and Landlord's insurance premiums due to Subtenant's use. Landlord and Sublandlord shall be named as an additional insured and named payee on Subtenant's insurance. Subtenant will provide a copy of Subtenant's insurance policy together with a certificate of insurance to Sublandlord prior to its occupancy of the Sublet Premises.

7. Utilities. Subtenant shall be responsible for all utilities servicing the Sublet Premises, and its pro-rata share of any other Common Area Maintenance costs, if any, due from Sublandlord as Tenant under the Master Lease.

8. Use. Subtenant shall use the Sublet Premises strictly in accordance with the requirements of the Master Lease and for no other purposes. Subtenant acknowledges that Sublandlord is in the business of selling wireless communications services, and Subtenant covenants and agrees that it is prohibited from using the Sublet Premises for the sale of any competing wireless communications services. Subtenant shall comply with any and all laws, statutes, ordinances, orders, regulations, rules and requirements of all federal, state and local governmental, public or quasi-public authorities (collectively the "Laws"), whether now or later in effect, which may be applicable to or in any way affect the Sublet Premises or Subtenant's use of the Sublet Premises.

9. Inspection of Sublet Premises; Condition of the Sublet Premises. Subtenant warrants that it has inspected and agrees to accept the Sublet Premise (including all improvements and systems thereon) on an "As Is" basis. Sublandlord has not warranted to any other condition or suitability of the Sublet Premises. SUBLANDLORD HEREBY DISCLAIMS ANY AND ALL WARRANTIES EXPRESS OR IMPLIED CONCERNING THE SUBLET PREMISES OR THE SUBLEASE. Sublandlord and Landlord shall not b~ liable for damage to property or injury to persons, sustained by Subtenant or others, caused by conditions or activities on or about the Sublet Premises.

10. Repairs and services by Landlord. Except as set forth in section 7 above, Sublandlord is not required by this Sublease to perform for Subtenant any work or provide to Subtenant any utilities or services of any nature or kind (including, without limitation. water, elevator, heat, telephone, air conditioning, electrical and cleaning), Sub landlord shall use its reasonable efforts to request that Landlord provide for any repairs and services which are the obligation of the Landlord under the Master Lease to be provided. Subtenant shall promptly notify Sublandlord of any default or failure to perform by Landlord under the Master Lease, and shall not take any action on account of such default or failure without Sublandlord's prior written consent.

11. Alterations and Tenant Improvements.
A. Subtenant shall not make any alterations, additions or improvements upon or to the Sublet Premises without the prior written consent of Sublandlord in every instance and, additionally, of Landlord in accordance with any such requirements under the Master Lease. Subtenant's signage shall be subject to Sublandlord's review and approval. Any approved alterations, additions and improvements will require permits, must be in accordance with all Laws and shall be made at the sale expense of the Subtenant. All such alterations, additions and improvements shall remain in the Sublet Premises, except trade fixtures that can be removed without damage to the Sublet Premises, at the surrender of possession or upon earlier termination of this Sublease unless Subtenant obtains written permission from Sublandlord and Landlord consenting to waive this requirement. and any such requirements under the Master Lease. Subtenant shall deliver up the Sublet Premises at the expiration or sooner termination of the term of this Sublease in the condition required by the Master Lease. Subtenant shall be responsible for repairs and maintenance imposed on tenant under the Master Lease or necessitated by any improvements or alteration made to the Sublet Premises by Subtenant, and for any repairs to the exterior, and corridors, common areas or parking areas caused by the negligence or misuse by the Subtenant, its agents, employees or invitees, all in accordance with all such requirements under the Master Lease.

B. Payment for Tenant Improvements, Furniture & Fixtures. Simultaneous with the execution and delivery of this Sublease, the Subtenant shall deliver to Sublandlord a cashier's check in the amount of N/A ($0), which represents full payment to Sublandlord for any existing tenant improvements, furniture & fixtures located at the Sublet Premises and owned by Sublandlord (the "Tenant Improvements"). Upon receipt of the aforementioned payment, the Sublandlord hereby deeds and delivers to Subtenant the Tenant Improvements. Subtenant accepts such Tenant Improvements “AS IS" "WHERE IS" WITHOUT ANY REPRESENTATION OR WARRANTY BY SUBLANDLORD ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. Subtenant understands that at expiration of this sublease, Subtenant is responsible for returning the Premises to the condition required under the Master Lease.

12. Access. At all reasonable hours, with reasonable prior notice, the Sublet Premises shall be open to Landlord and/or Sublandlord, their agents and representatives, for inspecting and display to prospective purchasers or tenants, or for repairs, additions or alterations.

13. Broker. Subtenant warrants and represents that it has dealt with no broker or any other person who would legally claim to be entitled to receive a brokerage commission or finder's or consultant's fee with respect to this transaction. Subtenant shall indemnify Sublandlord and Landlord against the claim of any person, firm or corporation arising out of any inaccuracy or alleged inaccuracy of the above representation.

14. Default by Sublandlord under Master Lease. In the event of a default by Sublandlord under the Master Lease which results in termination of the Master Lease, this Sublease shall, at the option of the Landlord, remain in full force and effect and the Subtenant shall attorn to and recognize Landlord as Landlord hereunder and shall promptly upon such Landlord's request. execute and deliver all instruments necessary or appropriate to conform such attornment and recognition. In no event shall Sublandlord be liable to Subtenant for any such default under the Master Lease. The Subtenant hereunder hereby waives all rights under any present or future law or otherwise to elect, by reason of the termination of the Master Lease, to terminate this Sublease or surrender possession of the Sublet Premises.

15. Assignment or Transfer. Subtenant shall not sublease or mortgage, pledge or otherwise encumber all or any part of the Sublet Premises, assign or transfer this Sublease (by operation of law or otherwise) including without limitation any transfer by way of corporate reorganization or merger or permit the Sublet Premises to be used or occupied by anyone other than the Subtenant, without the prior written approval of Sublandlord and Landlord in each instance, which approval from Landlord shall be granted or withheld in accordance with the terms of the Master Lease. Any consent by Sublandlord and Landlord as required above shall not excuse Subtenant from its obligation to obtain the written consent of Sublandlord and Landlord to any further action or matter with respect to which the consent of Sublandlord and Landlord is required above. Notwithstanding Sublandlord's consent to any such assignment or subletting. the provisions of this subsection shall be applicable to each and every subsequent assignment or subletting, and Subtenant shall not be released from any of its obligations under this Sublease.

16. Notices. All notices or demands of any kind required or desired to be given to Sublandlord or Subtenant to the other hereunder shall be in writing and shall be deemed delivered four (4) days after depositing the notice of demand in the United States mail as certified or registered mail, with postage prepaid, or one (1) day after sending the notice by nationally recognized overnight courier service which requires and tracks recipients' signature, if addressed to the Landlord, Sublandlord or Subtenant. respectively, and with a copy to the Sub landlord or Landlord, as appropriate, at the addresses set forth below, and in the Master Lease.

Sublandlord;

BellSouth Personal Communications, LLC, a Delaware limited Liability company, d.b.a. Cingular Wireless
5565 Glenridge Connector, Suite 1650
Atlanta, GA 30342
Attn: Real Estate Department
Phone: 404-236-6265
Fax: 404-236~5644

With a copy to:

Cingular Wireless
5565 Glenridge Connector, Suite 1700
Atlanta, GA 30342
Attn: Legal Dept.
Phone: 404-236-5544
Fax: 404-236-5574

Subtenant:

BBI Computer Solutions, Inc.
140 J Airport Road
Arden, NC 28704
Attn: Bryan Riley
Phone:

Landlord:

Gosnell Properties
465 Zirconia Road
Zirconia, NC 28790
Phone: 282-696-8342

17. Default by Subtenant and Sublandlord's Remedies.

17.1 In addition to those provided for in the Master Lease, each of the following acts or omissions of Subtenant or occurrences shall constitute an "Event of Default."
(a) Failure to timely pay rent or other payments due hereunder;
(b) Failure to perform. make reasonable efforts to cure, or observe any of the covenants, obligations or conditions of this Sublease if such failure continues for a period of thirty (30) days following receipt of written notice by Subtenant of such failure
(c) Abandonment or vacating of the Sublet Premises;
(d) The making by Subtenant of any general arrangement or assignment for the benefit of creditors. The appointment of a trustee or receiver to take possession of substantially all of Subtenant's assets located at the Sublet Premises;
(e) A default under the Dealer Agreement.

17.2 Upon the occurrence of any Event of Default, Sublandlord shall have the option, in addition to any other remedy or rights given thereunder or by law or equity, to:

(a) Terminate Subtenant's right to possession by any lawful means, in which case this Sublease shall terminate and Subtenant shall immediately surrender possession of the Sublet Premises to Sublandlord. In such event, Sublandlord shall be entitled! to recover from Subtenant all damages incurred by Sub landlord by reason of Subtenant's default including, but not limited to, the cost of recovering possession of the Premises, expenses of re-letting and reasonable attorneys' fees and court costs.
(b) Maintain Subtenant's right to possession in which case this Sublease shall continue in effect whether or not Subtenant shall have abandoned the Sublet Premises. In such event, Sublandlord shall be entitled to enforce all of Sublandlord's right and remedies! under this Sublease, including the right to recover the rent as it becomes due hereunder.

18. Time Limits. Except with respect to action to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease, time limits provided in the Master Lease for the giving or making of any Notice or the doing of any act by the tenant under the Master Lease to Landlord, or for the exercise of any right, remedy or option by the tenant under it, are changed for the purpose of this Sublease, by shortening the same in each instance to (i) 45 days with respect to all such periods of 60 or more days, (ii) 20 days with respect to all such periods of 30 or more days but less than 60 days, (Hi) 10 days with respect to all such periods of 20 or more days but less than 30 days, and (iv) one-half of the time stated in the Master Lease with respect to all such periods of less than 20 days, so that any Notice may be given or made, or any act, condition or covenant performed, or option exercised under the Master Lease, by Sublandlord within the time limit relating to it contained in the Master Lease. Anything contained in this Sublease to the contrary notwithstanding, there shall be no right of renewal, term extension, or holdover rights afforded t Subtenant under this Sublease, even if such rights are contained in the Master Lease.

19. Multiple Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Consent of Landlord. This Sublease is subject to, and conditioned upon, the Sublandlord obtaining the prior written consent of Landlord to this Sublease ("Landlord's Consent") within thirty (30) days from the date of execution of this Sublease, If the L lord's Consent is not received within this time, Sub landlord shall have the right, upon giving notice to Subtenant, to terminate this Sublease. In such an event, all parties are automatically released from any liability under this Sublease and all payments, if any, made by Subtenant to Sublandlord together with any security deposited pursuant to this Sublease shall be refunded and returned by Sublandlord to Subtenant. Sub landlord shall notify Subtenant promptly upon the receipt of consent.

21. Miscellaneous

21.01 If any of the provisions of this Sublease or the application of this Sublease to any person or circumstances shall, to any extent, by invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected by this, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

21.02. All of the terms and provisions of this Sublease shall be binding; upon and inure to the benefit of the parties to this Sublease and, subject to the provisions of section 15 of this Sublease, their respective successors and assigns.

21.03. Sublandlord covenants that as long as Subtenant shall pay the Fixed Rent and Additional Rent and all other amounts Subtenant shall be required to pay hereunder within any applicable grace period and shall duly observe, perform and comply with all of the terms, covenants and conditions of this Sublease on its part to be observed, performed or complied with, Subtenant shall, subject to all of the terms of the Master Lease and this Sublease peaceably have, bold and enjoy the Premises during the Term without molestation or hindrance by Sublandlord.

IN WITNESS WHEREOF, this Sublease Agreement was executed on the dated first above written.

SUBLANDLORD:

BellSouth Personal Communications, LLC,
a Delaware limited liability company,
d.b.a. Cingular Wireless

By:_________________________________
Name: Deborah A. Baker Oliver
Title: Executive Director of Real Estate
Date:________

SUBTENANT:

BBI Computer Solutions, Inc.

By:_________________________________
Name:_______________________________
Title:________________________________
Date:________________________________